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                                                                    EXHIBIT 99.1

[NETMANAGE, INC. LETTERHEAD]

Contact:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
408.973.7171
invest.rel@netmanage.com


                 NETMANAGE SHELVES PROPOSED REVERSE STOCK SPLIT

CUPERTINO, Calif., October 2, 2001 - NetManage, Inc. (Nasdaq: NETM), a leader in transforming corporate information assets into powerful e-business solutions, today announced that it had shelved its proposed 1 for 5 reverse stock split to its stockholders.

Nasdaq advised the Company of the moratorium on the minimum bid price for continued listing on The Nasdaq National Market, under which that requirement will be suspended until January 2, 2002. At that time, the 30 day and 90 day periods provided by Marketplace Rule 4310(c)(8)(B) will start anew.

"We have demonstrated improvement in our financial results through the first half of 2001 and are focused on continuing that trend through the balance of the year," said Zvi Alon, NetManage president and CEO. "Nasdaq's decision to temporarily suspend certain of its listing criteria makes sense in light of recent events."

ABOUT NETMANAGE

Founded in 1990, NetManage, Inc. (NASDAQ: NETM) delivers information access, publishing, integration, and support software and services that maximize a company's investment in existing information systems and applications. It provides an instant bridge to e-commerce. NetManage offers a significantly broader range of application integration software, host access software, centralized management and live interactive support solutions than competitors. ONLY NetManage instantly transforms corporate information assets into powerful e-business solutions. NetManage sells and services it products worldwide through its direct sales force, international subsidiaries and authorized channel partners. For more information, visit www.netmanage.com, send e-mail to pr@netmanage.com or call 408.973.7171 (Pacific Time).

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This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, the Company's positioning in the eBusiness, the Company's acquisitions, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the


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markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company's competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.


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